EXHIBIT 99.1
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                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
                    ANNOUNCES RESULTS OF 2004 ANNUAL MEETING

     Tulsa, Oklahoma, July 28, 2004 - North American Galvanizing & Coatings, Inc. (AMEX-NGA) announced today that over 92% of the Company's outstanding shares were represented at its annual meeting held on July 21, 2004.

     Stockholders voted overwhelmingly to re-elect seven incumbent directors to serve until the 2005 annual meeting: Linwood J. Bundy, Paul R. Chastain, Ronald
J. Evans, Gilbert L. Klemann, II, Patrick J. Lynch, Joseph J. Morrow and John H. Sununu.

     The Company's stockholders were asked to consider a number of proposals, all of which were approved. Proposals approved by the stockholders included (a) the 2004 Incentive Stock Plan, to replace a prior stock option plan; (b) the Director Stock Unit Program, a program to tie a percentage of each director's compensation to the long-term value of the Company's common stock and (c) amendments to the Company's Restated Certificate of Incorporation to effect a reverse split followed by a forward split of the Company's common stock, at the discretion of the Board of Directors. Commenting on the Reverse/Forward Split, non-executive chairman Joseph J. Morrow said, "A date has not been set, but if the Board determines to implement the Reverse/Forward Split, we will publicly announce our decision in a press release at that time. Stockholders who might otherwise be cashed out, and wish to remain stockholders, will be given notice in order that they may have the opportunity to purchase additional shares in the market prior to the implementation date." Stockholders also ratified the appointment of Deloitte & Touche LLP as independent accountants to conduct the 2004 audit of the Company's financial statements.

     After the annual meeting of stockholders, the Board of Directors re-elected as officers of the Company Ronald J. Evans, president and chief executive officer and Paul R. Chastain, vice president-chief financial officer and corporate secretary.

     North American Galvanizing is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

     Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

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